Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT
AND WAIVER OF DEFAULT

THIS AMENDMENT TO CREDIT AGREEMENT AND WAIVER OF DEFAULT (this "Amendment") is entered into as of September 30, 2010, by and between ENGLOBAL CORPORATION, a Nevada corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 29, 2009, as amended from time to time ("Credit Agreement").

WHEREAS, Borrower is in default of certain provisions of the Credit Agreement.

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.    Section 1.1. Line of Credit is hereby deleted in its entirety, and the following substituted therefor:

"SECTION 1.1.        LINE OF CREDIT.

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including April 30, 2012, not to exceed at any time the aggregate principal amount of Twenty Five Million Dollars ($25,000,000.00) (“Line of Credit”), the proceeds of which shall be used for Borrower's working capital requirements. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of September 30, 2010 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)    Limitation on Borrowings. (i) Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of (A) fifty percent (50%) of unbilled accounts receivable, up to an amount of the lesser of (1) $5,000,000 and (2) seventeen and one-half percent (17.5%) of eligible accounts receivable, and (B) seventy percent (70%) of Borrower's eligible accounts receivable (the sum of “A” and “B”, hereafter, the “Availability”). The foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, discounts, credits and allowances for the immediately preceding three (3) months at all times shall be less than five percent (5%) of Borrower's gross sales for said period. If such dilution of Borrower's accounts for the immediately preceding three (3) months at any time exceeds five percent (5%) of Borrower's gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's eligible accounts receivable.

(ii) As used herein, "eligible accounts receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

(A)    any account which is past due more than ninety (90) days past due;

(B)    that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(C)    any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's satisfaction);

(D)    any account which represents an obligation of an account debtor located in a foreign country;

(E)    any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

(F)    that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

(G)    any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

(H)    that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

(I)    that portion of any account for which the due date has been extended after original delivery to the account debtor; and

(J)    any account deemed ineligible by Bank when Bank, in its sole discretion, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

(c)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Two Million Dollars ($2,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date beyond the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(d)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.”

2.    Section 1.2.(c) is hereby deleted in its entirety, and the following substituted therefor:

(c)    Unused Commitment Fee. Borrower shall pay to Bank a fee equal to fifty hundredths percent (.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Lind of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within ten (10) days after each billing is sent by Bank.”

3.    Section 4.3. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 4.3.    FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)    not later than 90 days after and as of the end of each fiscal year form 10K as filed with S.E.C;

(b)    not later than 45 days after and as of the end of each fiscal quarter form 10Q as filed with S.E.C.;

(c)    not later than 30 days after and as of the end of each month, a borrowing base certificate, an aged listing of accounts receivable and accounts payable, and a reconciliation of accounts, and immediately upon each request from Bank, a list of the names and addresses of all Borrower's account debtors;

(d)    Borrower will provide on a quarterly basis a certificate of compliance signed by Senior Financial Officer showing compliance with all financial covenants. Within 30 days of the end of each fiscal year end a financial projection for at least the next fiscal year consisting of income statement, balance sheet, and cash flow statement broken down by quarter;

(e)    from time to time such other information as Bank may reasonably request.”

4.    Section 4.9.(c) is hereby deleted in its entirety, without substitution.

5.    Section 5.3. is hereby deleted in its entirety, and the following substituted therefor:

SECTION 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) not to exceed $1,000,000 in indebtedness in any 12 month period for the unsecured financing of insurance premiums, and (c) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof.

6.    Section 5.4. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.4.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the date hereof; acquire all or substantially all of the assets or equity of any other entity ; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.”

7.    Section 5.7. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.7.    DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding.”

8.    (a)    Borrower has notified Bank of the following breaches of the terms of the Credit Agreement:

(i) Failure to maintain the Fixed Charge Coverage Ratio required by Section 4.9(b) of the Credit Agreement for the period ending September 30, 2010.

(ii) Incurring indebtedness in violation of Section 5.3 of the Credit Agreement.

Subject to the terms and conditions set forth herein, Bank has decided to waive its default rights with respect to (A) the breach described in (i) above for the period ending September 30, 2010, and (B) the breach described in (ii) above for the period ending September 30, 2010 and any prior period. These waivers apply only to the specific instances described above. They are not waivers of any subsequent breach of the same provisions of the Credit Agreement, nor are they waivers of any breach of any other provision of the Credit Agreement.

(b)    Borrower has notified the Bank of a proposed reorganization of Borrower and its subsidiaries, as more full detailed in a letter sent to Bank, dated November 2, 2010 (the “Transaction”) . The Transaction may violate Section 5.4 and Section 6.1 of the Credit Agreement. Subject to the following conditions, Bank consents to the Transaction.

•
At the time of the Transaction, no Event of Default as defined in the Credit Agreement, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing.

•
Borrower shall do all acts and things and execute and deliver, or cause any of its subsidiaries to execute and deliver, any additional documents, such as guaranties, security agreements, and financing statements, deemed by Bank as necessary, proper or convenient in connection with the preservation, perfection or enforcement of its rights under the Loan Documents.

•	Borrower shall provide documentation satisfactory to Bank, in its sole discretion, evidencing the assumption by the surviving entities of all assets and liabilities of the merged entities.

(c)    Except as expressly stated in this Amendment, Bank reserves all of the rights, powers and remedies available to Bank under the Credit Agreement and any other contracts or instruments signed by Borrower, including the right to cease making advances to and the right to accelerate any indebtedness, if any subsequent breaches of the same provisions or any other provisions of the Credit Agreement should occur.

9.    In consideration of the changes set forth herein and as a condition of the amendments made in this Amendment and the waivers contained herein, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $15,000.00. If Bank has not received payment in full of said fee upon signing of this Amendment, this waiver shall immediately terminate without further notice and Bank may exercise any and all rights, powers and remedies available under the Credit Agreement and any other contracts or instruments signed by Borrower.

10.    Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

11.    Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

NOTICE: THIS DOCUMENT AND ALL OTHER DOCUMENTS RELATING TO THE INDEBTEDNESS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE INDEBTEDNESS.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

ENGLOBAL CORPORATION

By:    /s/ Robert W. Raiford
R.W. Raiford, Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:    /s/ David Jones
David Jones, Senior Relationship Manager